CONSULTING AGREEMENT

THIS BENEFIT AGREEMENT (this Agreement") is made as of the 3rd day of March 2005 by and between AVVAA World Health Care Products, Inc., ("the Company"), a Nevada corporation and David Larson("the Consultant").

WHEREAS, the Company is a publicly traded company whose shares are quoted on the OTC Bulletin Board;

WHEREAS,  the  Consultant has provided  services (" Consulting  Services");
and

WHEREAS, the Company wishes to compensate the Consultant for services already rendered and future services on the following terms and conditions;

NOW, THEREFORE, the Company and the Consultant agree as follows:

1. As payment for services already provided in the period January 1, 2005 to February 28, 2005, for services to be rendered to March 31, 2005 for which the Company owes the Consultant the amount of $ 15,000(the "Balance"), the consultant shall receive ninety thousnad ( 90,000) S-8 shares of Company's common stock, par value $.001 (the "Shares"). All shares are to be issued at
0.001 cents per share and not at market price since this type of compensation is for work performed. The Consultant shall not directly or indirectly promote or maintain a market for the Shares. Moreover, the Consultant agrees that the Shares are not and will not be provided in connection with a capital raising transaction for the Company, and that the Consultant will provide no services relating to any capital raising or the promotion or maintenance of a market for the shares of the Company.

2. The Shares will be issued to David Larson. Following issuance of the Shares, David Larson is permitted to shall sell the shares on the open market. The net sale proceeds after brokerage commissions shall be considered settlement of the $ 15,000 with respect to services rendered for the period between January 1, 2005 to February 28th, 2005, and services to be rendered up to March 31, 2005

3. The Consultant shall use the Consultant's best efforts to continue to assist the Company by providing Consulting Services.


4. The Consultant shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

6. The Company and its present and future subsidiaries jointly and severally agree to indemnify and hold harmless the Consultant against any loss, claim, damage or liability whatsoever, (including reasonable attorneys' fees and expenses), to which the Consultant may become subject as a result of performing any act (or omitting to perform any act) contemplated to be performed by the Consultant pursuant to this Agreement unless such loss, claim, damage or liability arose out of the Consultant's negligence, or intentional misconduct. The Company and its subsidiaries agree to reimburse the Consultant each for the reasonable costs of defense of any action or investigation (including reasonable attorney's fees and expenses); provided, however, that the agrees to repay the Company or its subsidiaries if it is ultimately determined that the Consultant is not entitled to such indemnity. In case any action, suit or proceeding shall be brought or threatened, in writing, against the Employee, it shall notify the Company within three (3) days after the Consultant receive notice of such action, suit or threat. The Company shall have the right to appoint the Company's counsel to defend such action, suit or proceeding, provided that the Consultant consents to such representation by such counsel, which consent shall not be unreasonably withheld. In the event any counsel appointed by the Company shall not be acceptable to the Consultant, then the Company shall have the right to appoint alternative counsel for the Consultant reasonably acceptable to the Consultant, until such time as acceptable counsel can be appointed. In any event, the Company shall, at its sole cost and expense, be entitled to appoint counsel to appear and participate as co-counsel in the defense thereof. The Consultant shall promptly supply the Company's counsel with copies of all documents, pleadings and notices which are filed, served or submitted in any of the aforementioned. The Consultant shall not enter into any settlement without the prior written consent of the Company, which consent shall not be unreasonably withheld.

7. This Agreement shall be binding upon the Company and the Consultant and his successors and assigns.

8. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

9. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

10. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

11. The Parties agree that should any dispute arise in the administration of this Agreement, that this Agreement shall be governed and construed by the laws of the State of New Jersey, without regard to conflicts of laws of any other jurisdiction. The Parties further agree that any action arising out of this agreement shall be brought exclusively in an appropriate court of New Jersey having jurisdiction.

12. This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant.
IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.



AVVAA WORLD HEALTH                        CONSULTANT:
CARE PRODUCTS, INC.                       David Larson


BY:   /s/ Jack Farley                      BY:  /s/  David Larson
-------------------------------------     -------------------------------------
      Jack Farley, President                    David Larson